EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

CA PHOTO ACQUISITION CORP.

CA Photo Acquisition Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

FIRST: That the Certificate of Incorporation is herby amended by replacing ARTICLE FIRST in its entirety with:

“FIRST: The name of the corporation is Propell Corporation.”

SECOND: That the foregoing amendment was duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said the Corporation has caused this certificate to be signed by Edward L. Bernstein, its President, and attested to by Steven M. Rhodes, its Secretary, this 10th day of March, 2008.

CA PHOTO ACQUISITION CORP.

By: /s/ Edward L. Bernstein
Name: Edward L. Bernstein
Title: President

ATTEST:

By: /s/ Steven M. Rhodes

Name: Steven M. Rhodes
Title: Secretary